ASSETMARK FUNDS
AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 15th day of May, 2007, to the Amended and Restated Custody Agreement, dated as of August 20, 2004 (the “Agreement”), is entered into by and between AssetMark Funds, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds and related fees; and

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Exhibit E of the Agreement is hereby superseded and replaced with Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ASSETMARK FUNDS	U.S. BANK, N.A.

By: /s/ Carrie E. Hansen	By: /s/ Michael R. McVoy

Name: Carrie E. Hansen	Name: Michael R. McVoy

Title: SVP	Title: Vice President

Exhibit B to the Custody Agreement – AssetMark Funds

Separate Series of AssetMark Funds

AssetMark International Equity Fund
AssetMark Large Cap Growth Fund
AssetMark Large Cap Value Fund
AssetMark Real Estate Securities Fund
AssetMark Small/Mid Cap Growth Fund
AssetMark Small/Mid Cap Value Fund
AssetMark Tax-Exempt Fixed Income Fund
AssetMark Fundamental Index ™ Large Company Growth Fund
AssetMark Fundamental Index ™ Large Company Value Fund
AssetMark Fundamental Index ™ Small Company Growth Fund
AssetMark Fundamental Index ™ Small Company Value Fund
AssetMark Fundamental Index ™ International Equity Fund